 As filed with the Securities and Exchange Commission on December 22, 1997
                                                  Registration No. 33-15786

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT NO. 3
                                    TO
                                 FORM S-8

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933


                        NRG Generating (U.S.) Inc.
            (Exact name of issuer as specified in its charter)

              Delaware                             59-2076187
   (State or other jurisdiction of              (I.R.S. Employer
   incorporation or organization)              Identification No.)

    1221 Nicollet Mall, Suite 610                  55403-2445
       Minneapolis, Minnesota
   (Address of principal executive                 (Zip Code)
              offices)


                       O'Brien Energy Systems, Inc.
                        Incentive Stock Option Plan
                         (Full title of the plan)


                            Timothy P. Hunstad
                Vice President and Chief Financial Officer
                        NRG Generating (U.S.) Inc.
                       1221 Nicollet Mall, Suite 610
                    Minneapolis, Minnesota  55403-2445
                              (612) 373-5300
  (Name, address and telephone number, including area code, of agent for service)


 The Commission is requested to mail signed copies of all orders, notices and communications to:

                          Daniel T. Falstad, Esq.
                           Troutman Sanders LLP
                  600 Peachtree Street, N.E., Suite 5200
                        Atlanta, Georgia 30308-2216
                              (404) 885-3514

Background

      Formerly known as O'Brien Environmental Energy, Inc., the registrant (the "Company") changed its name to NRG Generating (U.S.) Inc. in connection with its emergence from bankruptcy on April 30, 1996, under a plan of reorganization (the "Bankruptcy Plan") approved by the U.S. Bankruptcy Court for the District of New Jersey. Under the Bankruptcy Plan, all options granted pursuant to the O'Brien Energy Systems, Inc. Incentive Stock Option Plan (the "Option Plan") were canceled, and each share of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), was canceled and converted into a right to receive approximately .22 shares of the common stock, par value $.01 per share, of the Company.


                       Deregistration of Securities

     The Company previously registered 749,994 shares of the Class A Common Stock (the "Shares") on the Registration Statement on Form S-8 (Registration No. 33-15786) (the "Form S-8") filed with the Securities and Exchange Commission on July 17, 1987, as amended on November 7, 1988 and March 1, 1990. Pursuant to Item 512(a)(3) of Regulation S-K, this Post-
Effective Amendment No. 3 to Registration Statement on Form S-8 is being filed in order to deregister all Shares that were registered under the Form S-8 and which remain unissued under the Option Plan. The reasons for the deregistration of the Shares are that (i) no additional shares will be issued under the Option Plan, and (ii) there are no remaining outstanding options under the Option Plan.

                                SIGNATURES

     Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, State of Minnesota, on December 15, 1997.

                         NRG Generating (U.S.) Inc.
                         (Registrant)



                         By:  /s/ Timothy P. Hunstad
                         Name:     Timothy P. Hunstad
                         Title:    Vice President and Chief Financial
                                   Officer


      Pursuant to the requirements of the 1933 Act, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert T. Sherman, Jr.   President, Chief Executive   December 15, 1997
Robert T. Sherman, Jr.       Officer and Director
                             (Principal Executive
                             Officer)

/s/ Timothy P. Hunstad       Vice President and Chief     December 15, 1997
Timothy P. Hunstad           Financial Officer
                             (Principal Financial and
                             Accounting Officer)

/s/ Leonard Bluhm            Chairman  of the  Board  of  December 15, 1997
Leonard A. Bluhm             Directors

/s/ Lawrence I. Littman      Director                     December 15, 1997
Lawrence I. Littman

/s/ Craig A. Mataczynski     Director                     December 15, 1997
Craig A. Mataczynski

/s/ David H. Peterson        Director                     December 15, 1997
David H. Peterson

/s/  Spyros S. Skouras, Jr.  Director                     December 15, 1997
Spyros S. Skouras, Jr.

/s/ Charles J. Thayer        Director                     December 15, 1997
Charles J. Thayer

/s/ Ronald J. Will           Director                     December 15, 1997
Ronald J. Will